Exhibit 10.5b

GEOEYE, INC.
AMENDMENT
TO THE
TERMS AND CONDITIONS OF EMPLOYMENT
OF
WILLIAM WARREN

This Amendment (this “Amendment”) to that certain offer letter setting forth the terms and conditions of employment of William Warren (the “Executive”) with Orbital Imaging Corporation (“OrbImage”) dated as of December 22, 2003 (the “Offer Letter”) is made as of this 24th day of December, 2008 (the “Amendment Date”), by and among GeoEye, Inc. (the “Company”) and the Executive. Except as set forth in this Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Offer Letter.

WITNESSETH

WHEREAS, the Company is the successor to OrbImage and has succeeded to the rights and obligations of OrbImage under the Offer Letter; and

WHEREAS, the Company and the Executive desire to amend the terms of the Offer Letter as a result of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the Offer Letter;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree as of the Amendment Date to the following:

1.            Amendments to the Offer Letter. Effective as of the Amendment Date, the Offer Letter is hereby amended as follows. The following paragraphs are inserted at the end of the Offer Letter:

“Notwithstanding anything to the contrary in this letter, with respect to any severance amounts payable to you under letter, in no event shall a termination of your employment under this letter or shall a termination of this letter occur unless such termination constitutes a Separation from Service. For purposes of this letter, a “Separation from Service” shall mean your “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that you may be eligible to receive under this letter shall be treated as a separate and distinct payment.

Notwithstanding anything to the contrary in this letter, in-kind benefits and reimbursements provided under this letter during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this letter, you must timely submit all reimbursement requests and, if timely submitted, reimbursement payments shall be promptly made to you following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to you.

Notwithstanding anything to the contrary in this letter, if at the time of your Separation from Service, you are a “specified employee” as defined in Section 409A of the Code, as reasonably determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to you) until the date that is at least six (6) months following your Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this letter during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this letter.

This letter is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to you or otherwise reimburse you with respect to Section 409A Penalties.”

2.            No Other Amendment. Except as expressly set forth in this Amendment, the Offer Letter shall remain unchanged and shall continue in full force and effect according to its terms.

3.            Acknowledgement. The Executive acknowledges and agrees that the Executive has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

4.            Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflicts of law and may be executed in several counterparts by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

GEOEYE, INC.

By:	/s/ Matthew M. O'Connell
Title:	President & Chief Executive Officer

WILLIAM WARREN

/s/ William Warren